EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our reports dated March 7, 2005, relating to the financial statements and financial statement schedules of Vornado Realty L.P., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s application of the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets”) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Vornado Realty L.P. for the year ended December 31, 2004:

Vornado Realty Trust and Vornado Realty L.P. (Joint Registration Statements) :

Amendment No. 4 to Registration Statement No. 333-40787 on Form S-3

Amendment No. 4 to Registration Statement No. 333-29013 on Form S-3

Registration Statement No. 333-108138 on Form S-3

DELOITTE & TOUCHE LLP

Parsippany, New Jersey

March 7, 2005